Exhibit 99.4

FOR IMMEDIATE RELEASE:

Clint Woods
713-627-2223 x 119
Mobile: 512-297-7006
cwoods@piercom.com

or

Ben Wheatley
713-627-2223 x 103
Mobile: 713-865-6845
bwheatley@piercom.com
Booth # 1641

Cooper Compression Introduces MSG Alpha™ —
Compact, Reliable and Efficient Centrifugal Process Gas Compressor

MSG Alpha Delivers Long-Term Performance with Low Lifecycle Costs

HOUSTON (May 3, 2004)—Cooper Compression, a leading supplier of reciprocating and centrifugal compression equipment, parts and service, today unveiled the MSG Alpha™ — a centrifugal process gas-compressor designed to provide the process and gas production markets with a long-lasting and trouble-free gas compression solution.

With the MSG Alpha, Cooper Compression expands on its 45 years of proven engineered compressor design and application experience. Created exclusively with parametric solid modeling, the MSG Alpha can be applied to a variety of specific process needs.

The MSG Alpha is the most compact Cooper Compression frame available for gas service and one that offers more range in operating performance (higher flow capacity / high suction pressure capability) than flooded or oil-free rotary screw compressors. Significant to this compressor is its excellent efficiency, high reliability, low maintenance cost and traditional Cooper Compression quality.

Its multi-stage, integrally geared, inter-stage cooled, oil-free centrifugal design, combined with its ability to handle power up to 1250 horsepower and pressures up to 1200 psi, makes the MSG Alpha an excellent choice for process gas compression needs.

“The MSG Alpha continues the tradition of Cooper Compression’s proven innovations in centrifugal gas compression by offering an elegantly simple design, while optimizing performance and efficiency,” said John Bartos, Vice President of Engineering and

Product Development for Cooper Compression. “The MSG Alpha delivers long-term reliability in a compact and cost-effective package.”

Taking many design attributes from the successful TA3000 line of standard air compressors, the MSG Alpha is ideally configured for process gas service. The standardized design of the MSG Alpha means customers will benefit from higher system availability, while enjoying lower maintenance costs. In addition to the MSG Alpha’s unparalleled energy efficiency and reliability, the unit’s pre-engineered design simplifies “right sizing” to meet customer specifications without requiring extensive engineering time and expense. Innovations in the unit also extend to the controls, which offer greater operating flexibility to meet changing conditions.

MSG Alpha includes fewer moving parts than traditional compressors and provides flexibility in sealing options, which greatly enhance reliability and performance over the life of the compressor. The compressor can accept a variety of sealing systems from leakage-free dry gas seals to economical buffered labyrinth seals. Its oil-free design is environmentally friendly and prevents oil contamination of the system. Additionally, the MSG Alpha is essentially vibration-free and requires only a pad to support the static weight of the package.

The MSG Alpha will be applied in a variety of industries including fuel gas boosting, gas processing, landfill gas recovery, pipeline boosting and syn gas recycling. For more information about the MSG Alpha, please visit www.msgalpha.com or visit booth 1641 at the OTC conference May 3 — 6 at Reliant Arena.

About Cooper Compression
 Cooper Compression, a division of Cooper Cameron Corporation (NYSE: CAM), created through the combination of Cooper Energy Services and Cooper Turbocompressor, provides reciprocating and centrifugal compressors, plus comprehensive aftermarket services to the gas production, gas transmission, process and industrial markets throughout the globe. Cooper Cameron is also a leading manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling and production in onshore, offshore and subsea applications and provides oil and gas separation equipment.

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